UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2011

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6721 Columbia Gateway Drive Columbia, Maryland 21046
(Address of principal executive offices)

(443) 539-5008

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers

On March 23, 2011, the Board of the Directors (the “Board”) of Integral Systems, Inc. (the “Company”) approved the terms of a change in control bonus agreement with Paul G. Casner, Jr., the Company’s Chief Executive Officer and President.

Under the terms approved by the Board, the Company will pay Mr. Casner a lump sum cash payment of $1 million following a change in control of the Company. This payment is subject to Mr. Casner’s continued employment by the Company through the change in control. In the event that the payment of this bonus would cause Mr. Casner to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, any such payments will be reduced by an amount necessary to avoid the application of such excise tax. These terms do not confer upon Mr. Casner any right to continue in the employment of the Company, nor do they affect the right of the Company to terminate the employment of Mr. Casner with or without cause. Other than the arrangement approved by the Board on March 23, 2011, Mr. Casner has no other arrangement with the Company providing for payment upon a change in control of the Company.

If the Company and Mr. Casner determine to enter into a written agreement reflecting these terms, such written agreement will be filed with the Company’s next quarterly report on Form 10-Q, and the summary above will be qualified in its entirety by reference to such written agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: March 29, 2011	By:	/s/ Christopher B. Roberts
	Name:	Christopher B. Roberts
	Title:	Chief Financial Officer